EXhibit 10.2

MIZUHO SECURITIES USA INC.

Sublandlord

and

TRANS-LUX CORPORATION

Subtenant

_______________________________________________________________

SUBLEASE

_______________________________________________________________

Dated as of August 6, 2014

	TABLE OF CONTENTS

1	Term	1
2	Annual Fixed Rent and Additional Charges	2
3	Quiet Enjoyment; Use of the Sublease Premises	5
4	Incorporation of Overlease Terms.	5
5	Non-Applicability of Certain Provisions of the Overlease.	7
6	Sublease Subject to Overlease.	8
7	Provision of Services; Overlandlord Actions	10
8	Compliance with Laws	10
9	Alterations	11
10	Intentionally Omitted	11
11	Insurance	11
12	Non-Liability and Indemnification.	12
13	Access; Change in Facilities	13
14	Damage or Destruction	13
15	Eminent Domain	13
16	At End of Term	14
17	Intentionally Omitted	15
18	Rules and Regulations	15
19	Estoppel Certificates.	15
20	No Personal Liability	16
21	No Recording	16
22	No Assignment or Subletting	16
23	Brokerage	21
24	Assignment of the Overlease	21
25	Notices and Cure Periods; Conditions of Limitation and Remedies	21
26	Condition of the Sublease Premises	23
27	Security	24
28	Miscellaneous	25
29	Valid Authority	26
30	Failure to Give Possession	26
31	Consent of Overlandlord under the Overlease	26

EXHIBIT A – Floor Plan of Sublease Premises

EXHIBIT B – Overlease
EXHIBIT C – Form of Letter of Credit

EXHIBIT D – Sublandlord’s Work

-i-

SUBLEASE

AGREEMENT OF SUBLEASE (“Sublease”) dated as of the 6th day of August, 2014, by and between Mizuho Securities USA Inc., a Delaware corporation having its principal office at 320 Park Avenue, New York, New York 10022 (“Sublandlord”), and Trans-Lux Corporation, a Delaware corporation having its principal office at 950 Third Avenue, Suite 2804, New York, New York  10022 (“Subtenant”, and together with Sublandlord, the “Parties”).

W I T N E S S  E T H:

                        WHEREAS, by Agreement of Lease dated as of September 28, 2007, between Park Avenue Properties Associates LLC (“Overlandlord”), as landlord, and The Bridgeford Group, Inc., A Mizuho Company, Sublandlord’s predecessor-in-interest, as tenant (the “Overlease”), Sublandlord a portion of the 20th floor (the “Premises”) in the building (the “Building”) located at 445 Park Avenue, New York, New York for a term to expire on November 30, 2017 (subject to earlier termination in accordance with the terms thereof); and

                        WHEREAS, Subtenant desires to sublet from Sublandlord the entire Premises, as more particularly shown on the floor plan annexed hereto and made a part hereof as Exhibit A  (the “Sublease Premises”), upon the terms and subject to the provisions and conditions hereinafter set forth;

NOW, THEREFORE, the Parties hereto, in consideration of the mutual covenants, conditions and agreements hereinafter contained, do hereby agree as follows:

1.                  Term.

A.                Sublandlord hereby sublets the Sublease Premises to Subtenant, and Subtenant hereby hires the Sublease Premises from Sublandlord, for a term (the “Term”) which shall commence on the date (the “Commencement Date”) that shall be the latest to occur of (i) the execution and delivery of this Sublease by the parties hereto, (ii) the date that Overlandlord shall have consented to this Sublease, and (iii) delivery of the Sublease Premises to Subtenant with Sublandlord’s Work (as hereinafter defined) having been substantially completed, and which shall end on November 29, 2017 (the “Expiration Date”), unless sooner terminated in accordance with the provisions of this Sublease.  For the purposes of this Subparagraph 1A, Sublandlord’s Work shall be deemed substantially completed when such work shall have been performed by Sublandlord except for minor details of construction, decoration and mechanical adjustments, if any, the non-completion of which does not interfere (other than to a de minimis extent) with Subtenant's use of the Sublease Premises for the ordinary conduct of Subtenant's business and for the prosecution of Subtenant’s Work or any other Alterations (collectively, "Punch List Items"); it being agreed that Sublandlord shall nevertheless promptly and diligently complete the Punch List Items following the Commencement Date.

B.                 Subtenant agrees to accept possession of the Sublease Premises and all equipment, furnishings and fixtures therein, if any, in "as is" and "where is" and broom clean condition on the Commencement Date, subject to the performance by Sublandlord of the work specified in Exhibit "D" which is annexed hereto and made a part hereof ("Sublandlord's Work").  Except for Sublandlord's Work, Sublandlord shall not be obligated to perform any work whatsoever to prepare the Sublease Premises for Subtenant.  All materials, work, labor, fixtures and installations required for completion of the Sublease Premises and the operation of Subtenant's business thereat (other than Sublandlord’s Work) shall (subject to the provisions of Article 9 below) be promptly furnished and performed by Subtenant, at Subtenant's own cost and expense.

C.                 Subtenant specifically acknowledges and agrees that Subtenant has approved (x) the scope of work to be performed by Sublandlord as part of Sublandlord’s Work, and (y) the materials to be used by Sublandlord in performing Sublandlord’s Work.

D.                Simultaneously with the execution hereof by Sublandlord, Sublandlord shall deliver to Subtenant a check made payable to Subtenant in the amount of $1,050.00, which amount Subtenant hereby covenants and agrees to apply toward the cost of doing certain work in the existing pantry area in the Sublease Premises, with such work to be performed by Subtenant.  Nothing contained in the immediately preceding sentence shall be deemed to constitute Sublandlord’s approval of or consent to such work, Subtenant hereby expressly acknowledging and agreeing that Subtenant, prior to performing such work, shall be responsible for obtaining any and all necessary approvals of such work in accordance with the terms and conditions of this Sublease, nor shall Subtenant’s failure to perform such work or delay in performing such work delay or otherwise impact the occurrence of the Commencement Date.

2.                  Annual Fixed Rent and Additional Charges.

A.                Subtenant covenants and agrees that, during and throughout the entire Term, Subtenant shall pay to Sublandlord, annual fixed rent (“Fixed Rent”) in the amount of US$223,449.00 per annum (in monthly installments of US$18,620.75) during and for the period commencing on the Commencement Date and continuing through and including the Expiration Date, which (x) Subtenant covenants and agrees to pay to Sublandlord, in lawful money of the United States, in equal monthly installments in advance at the office of Sublandlord or such other place as Sublandlord may designate, on the fifth business day prior to the first day of each calendar month during the Term, without any deduction, offset, abatement, defense and/or counterclaim whatsoever, except that Subtenant shall pay the first monthly installment of Fixed Rent simultaneously with the execution and delivery of this Sublease, and (y) amount is inclusive of the ERIF (as defined in the Overlease).  The monthly installment of Fixed Rent payable on account of any partial calendar month during the Term, if any, shall be prorated, and, if the Commencement Date shall occur on other than the first day of a calendar month, the prorated installment of Fixed Rent due for the month in which the Commencement Date shall occur shall be paid together with the next due monthly installment of Fixed Rent.  Subtenant specifically acknowledges and agrees that the Fixed Rent is subject to adjustment as a result of any changes to the ERIF in accordance with the provisions of the Overlease.

B.                 In addition to the Fixed Rent payable hereunder, Subtenant covenants to pay, for each Comparison Year (as hereinafter defined), any part of which shall occur during the Term, as additional rent (“Additional Charges”), without any deduction, offset, abatement, defense and/or counterclaim whatsoever:  (i) an amount (the “Operating Expense Payment”) equal to Subtenant’s Proportionate Share (as hereinafter defined) of the amount, if any, by which the Overlease Operating Expenses (as hereinafter defined) for such Comparison Year shall exceed the Base Operating Expenses (as hereinafter defined); provided, however, that if the Commencement Date shall occur other than on the first day of a Comparison Year or if the Term shall expire or be sooner terminated on other than the last day of a Comparison Year, then the Operating Expense Payment in respect thereof shall be prorated to correspond to that portion of such Comparison Year occurring within the Term; (ii) an amount (the “Subtenant Tax Payment”) equal to Subtenant’s Proportionate Share (as hereinafter defined) of the amount, if any, by which Real Estate Taxes (as hereinafter defined) for such Comparison Year shall exceed the Base Taxes (as hereinafter defined); provided, however, that if the Commencement Date shall occur other than on the first day of a Comparison Year or if the Term shall expire or be sooner terminated on other than the last day of a Comparison Year, then the Subtenant Tax Payment in respect thereof shall be prorated to correspond to that portion of such Comparison Year occurring within the Term and (iii) all other amounts that are required to be paid as Additional Rent to Overlandlord pursuant to the Overlease and which are payable with respect to the Sublease Premises for periods occurring wholly or in part within the Term.

C.                 As used herein:

(i)                   “Base Operating Expenses” shall mean the Overlease Operating Expenses for the 2014 calendar year.

(ii)               “Base Tax Year” shall mean the fiscal year commencing July 1, 2014 and ending June 30, 2015, and “Base Taxes” shall mean the Real Estate Taxes payable for the Base Tax Year.

(iii)             “Comparison Year” shall mean (i) with respect to Real Estate Taxes, each fiscal year (subsequent to the Base Tax Year and whether wholly or partially within the Term of this Sublease) commencing on July 1 and ending on June 30, and (ii) with respect to Overlease Operating Expenses, each calendar year wholly or partially within the Term of this Sublease.

(iv)             “Overlease Operating Expenses” shall mean the “Operating Expenses” as defined in the Overlease.

(v)               “Subtenant’s Proportionate Share” shall mean 1.14%, Subtenant expressly acknowledging and agreeing that Subtenant’s Proportionate Share shall be 100 percent of the “Tenant’s Share” under the Overlease.

(vi)             “Real Estate Taxes” shall have the meaning ascribed thereto in the Overlease.

D.                Sublandlord shall furnish to Subtenant copies of all Tax Statements, Adjusted Tax Statements, Landlord’s Statements and any other statements prepared by or on behalf of Overlandlord relating to Overlandlord’s calculation of Real Estate Taxes and Overlease Operating Expenses if and to the extent received by Sublandlord from Overlandlord.

E.                 Subtenant shall pay all Additional Charges payable under said Subparagraph 2B directly to Sublandlord at least five business days prior to the respective due dates under the Overlease for the payment of such charges.

F.                  Subject to the provisions of Subparagraph 2G below, all payments of Fixed Rent and Additional Charges (Fixed Rent and Additional Charges are collectively referred to herein as “Rent”) shall be made by good and sufficient check (subject to collection) currently dated, drawn on a bank which is a member of the New York Clearing House or any successor thereto, issued directly from Subtenant, without endorsements, to the order of Sublandlord.

G.                Notwithstanding anything to the contrary contained in Subparagraph 2F above, provided that Sublandlord shall give Subtenant not less than 30 days’ notice thereof (which notice shall identify a domestic bank and contain appropriate wire instructions), Subtenant shall pay all future monthly installments of Fixed Rent and/or regularly scheduled items of Additional Charges (collectively, “Recurring Additional Charges”) at the office of such domestic bank, by wire transfer of immediately available federal funds, to the account of Sublandlord.  On not less than 30 days’ notice, Sublandlord may thereafter revise or revoke such direction to pay Fixed Rent and/or Recurring Additional Charges by wire transfer.  In addition, Subtenant may elect to pay monthly installments of Fixed Rent and/or Recurring Additional Charges at a domestic bank identified by Sublandlord, by wire transfer of immediately available federal funds, to the account of Sublandlord.  If Sublandlord shall direct Subtenant to pay, or if Subtenant shall have otherwise elected to pay, Fixed Rent and/or Recurring Additional Charges by wire transfer, then Subtenant shall not be in default of Subtenant’s obligation to pay Fixed Rent and/or Recurring Additional Charges, nor shall any interest be imposed, if and for so long as Subtenant shall timely comply with Sublandlord’s wire instructions in connection with such payments.  Accordingly, if Subtenant shall have timely complied with Sublandlord’s instructions pertaining to a wire transfer, but the funds shall thereafter have been misdirected or not accounted for properly by the recipient bank designated by Sublandlord, then the same shall not relieve Subtenant’s obligation to make the payment so wired, but shall toll the due date for such payment until the wired funds shall have been located.  However, for all other purposes under this Sublease:  (i) Sublandlord shall not be deemed to have accepted such payment until 30 days’ after the date on which such funds shall have actually been deposited in Sublandlord’s account at said bank, and (ii) Sublandlord shall be deemed to have accepted such payment if (and only if) within said 30 day period, Sublandlord shall not have refunded (or attempted to refund) such payment to Subtenant.

H.                In the event that Additional Rent is due under the Overlease with respect to any period that precedes the Commencement Date or follows the Expiration Date, Subtenant’s obligations hereunder on account of such Additional Rent shall be appropriately prorated.

I.                   Notwithstanding anything to the contrary contained in this Sublease, all sums of money, other than Fixed Rent, as shall become due and payable by Subtenant to Sublandlord under this Sublease shall be deemed to be Additional Charges, and Sublandlord shall have the same rights and remedies in the event of non-payment of Additional Charges as are available to Sublandlord for the non-payment of Fixed Rent.

J.                   Notwithstanding anything to the contrary provided in Subparagraph 2A above, provided that Subtenant shall not then be in default (after notice and the expiration of the applicable cure period) with respect to any of Subtenant’s obligations under this Sublease, Sublandlord hereby conditionally excuses Subtenant’s obligation to pay Fixed Rent for the September 2017, October 2017 and November 2017 calendar months.  If, at any time during the Term, Subtenant shall be in default beyond the expiration of the applicable cure period (if any) with respect to (x) Subtenant’s obligation to pay Fixed Rent and Additional Charges hereunder, or (y) any other material obligation of Subtenant hereunder, then the total sum of such Fixed Rent so conditionally excused shall become due and payable during such calendar months by Subtenant to Sublandlord.  Notwithstanding the foregoing, if Subtenant shall default beyond the expiration of the applicable cure period (if any) with respect to any of the obligations described in the immediately preceding sentence, but shall promptly thereafter cure such default and reimburse Sublandlord any amounts due Sublandlord in connection with such default, then Sublandlord’s excusal of Fixed Rent for such calendar months shall be reinstated.  If, as of the Expiration Date, Subtenant shall not be in default beyond the expiration of the applicable cure period (if any) in the performance of any of Subtenant’s obligations under this Sublease, Sublandlord shall waive payment of all such Fixed Rent so conditionally excused.

3.                  Quiet Enjoyment; Use of the Sublease Premises.  Subtenant may peacefully have, hold and enjoy the Sublease Premises, subject to the terms and conditions of this Sublease and those provisions of the Overlease incorporated herein by reference, and any leases and/or mortgages affecting the Building or the Overlease, provided that Subtenant pays the Fixed Rent and all Additional Charges and other charges herein recited to be paid by Subtenant and performs all of Subtenant’s covenants and agreements herein and in the Overlease (as the same are incorporated herein).  Subtenant shall use and occupy the Sublease Premises for general and executive offices in accordance with the terms and conditions of the Overlease (the “Permitted Use”), and for no other purpose, and further covenants not to do any act which will result in a violation of the Overlease.

4.                  Incorporation of Overlease Terms.

A.                All capitalized and other terms not otherwise defined herein shall have the meanings ascribed to them in the Overlease, unless the context clearly requires otherwise.  In the event of any conflict between the terms and conditions of this Sublease and the terms and conditions of the Overlease, then, as between Sublandlord and Subtenant, the terms and conditions of this Sublease shall control and prevail.

B.                 Except as herein otherwise expressly provided, all of the terms, provisions, covenants and conditions contained in the Overlease are hereby made a part hereof.  The rights and obligations contained in the Overlease are, during the term of this subletting, hereby imposed upon the respective parties hereto, with Sublandlord being substituted for “Landlord”, and Subtenant being substituted for “Tenant”, with respect to the Overlease; provided, however, that Sublandlord shall not be liable to Subtenant for any failure in performance resulting from the failure in performance by Overlandlord under the Overlease of the corresponding covenant of the Overlease, and Sublandlord’s obligations hereunder are accordingly conditional where such obligations require such parallel performance by Overlandlord.  It is expressly agreed that Sublandlord shall not be obligated to perform any obligation which is the obligation of Overlandlord under the Overlease.  Sublandlord shall have no liability to Subtenant by reason of the default of Overlandlord under the Overlease.  Subtenant recognizes that Sublandlord is not in a position and shall not be required to render any of the services or utilities, to make repairs, replacements, restorations, alterations or improvements or to perform any of the obligations required of Overlandlord by the terms of the Overlease.  Subtenant also recognizes that any representations, warranties and/or covenants that are made by Overlandlord to Sublandlord in the Overlease and, by virtue of this Subparagraph 4B, incorporated herein, shall, as between Sublandlord and Subtenant, be based solely on the representations, warranties and covenants made by Overlandlord to Sublandlord under the Overlease, and that any certifications that Sublandlord shall be required to deliver with respect to any such matters shall be based solely on the certifications delivered by Overlandlord to Sublandlord under the Overlease.  Sublandlord agrees, however, to use reasonable efforts to enforce Sublandlord’s rights against Overlandlord under the Overlease for the benefit of Subtenant upon Subtenant’s written request therefor (and to forward to Overlandlord any notices or requests for consent as Subtenant may reasonably request).  Subtenant shall promptly reimburse Sublandlord for any and all reasonable costs which Sublandlord shall incur in expending such efforts, and Subtenant does hereby indemnify and agree to hold Sublandlord harmless from and against any and all claims, liabilities, damages, costs and expenses (including, without limitation, reasonable attorney’s fees and disbursements) incurred by Sublandlord in expending such efforts.  Nothing contained in this Subparagraph 4B shall require Sublandlord to institute any suit or action to enforce any such rights.  Subtenant acknowledges that the failure of Overlandlord to provide any services or comply with any obligations under the Overlease shall not entitle Subtenant to any abatement or reduction in Rent payable hereunder.

C.                 Wherever the Overlease refers to the “Lease”, such references for the purposes hereof shall be deemed to refer to this Sublease.

D.                Wherever the Overlease refers to the “Landlord”, such references for the purposes hereof shall be deemed to refer to “Sublandlord” (except as otherwise provided herein).

E.                 Wherever the Overlease refers to the “Tenant”, such references for the purposes hereof shall be deemed to refer to “Subtenant”).

F.                  Wherever the Overlease refers to the “Demised Premises”, such references for the purposes hereof shall be deemed to refer to the Sublease Premises.

G.                Wherever the Overlease refers to “Base Rent”, such references for the purposes hereof shall be deemed to refer to Fixed Rent.

H.                Wherever the Overlease refers to “Additional Rent”, such references for the purposes hereof shall be deemed to refer to Additional Charges.

I.                   Wherever the Overlease refers to “Operating Expenses”, such references for the purposes hereof shall be deemed to refer to Overlease Operating Expenses.

J.                   Wherever the Overlease refers to “Tenant’s Share” or “Tenant’s Proportionate Share”, such references for the purposes hereof shall be deemed to refer to Subtenant’s Proportionate Share.

K.                Wherever the Overlease refers to “Operating Expense Escalation Year”, such references for the purposes hereof shall be deemed to refer to a Comparison Year.

L.                 Wherever the Overlease refers to the “Real Estate Tax Base Year”, such references for the purposes hereof shall be deemed to refer to the Base Tax Year.

M.               Wherever the Overlease refers to the “Base Operating Expense Year”, such references for the purposes hereof shall be deemed to refer to the Base Operating Expenses.

N.                All references in the Overlease to the “Rent Commencement Date” shall be deemed deleted.

O.                All references in the Overlease to the “Broker” shall be deemed to mean Jones Lang LaSalle Brokerage, Inc. and Bloom Real Estate Group LLC.

P.                  Wherever the Overlease refers to “Tenant’s Business”, such references for the purposes hereof shall be deemed to mean the design, manufacture and sale of LED digital signage display and LED lighting solutions.

Q.                Wherever the Overlease refers to the “Term End Date”, such references for the purposes hereof shall be deemed to mean November 29, 2017.

R.                 Wherever the Overlease refers to a “notice” or other communications or deliveries to be given or made by a party, such references for the purposes hereof shall be deemed to refer to a notice described in Subparagraph 25A of this Sublease.

S.                  Sublandlord represents that, to the best knowledge of Sublandlord, as of the date hereof, the Overlease annexed hereto as Exhibit B  and made a part hereof is a true and complete copy of the Overlease, except as to (a) certain intentionally omitted provisions, which provisions are expressly made inapplicable to Subtenant and the Sublease Premises, and (b) as to portions of Exhibit B thereof.

5.                  Non-Applicability of Certain Provisions of the Overlease.  The following provisions of the Overlease shall not be incorporated in this Sublease by reference:

(i)                 the following definitions in Article 1 and any and all references thereto elsewhere in the Overlease:  Existing Lease; Landlord’s Account; Landlord’s Work; and Security Depository;

(ii)               the following provisions of the Overlease:  any and all references to the “Construction Period Partial Rent Abatement”; any and all references to the “Tenant Allowance”; Section 2.01; Section 2.02 (other than the third sentence thereof, which is specifically incorporated by reference herein); the phrase “Subject only to the provisions of Section 7.04 hereof” at the beginning of Section 4.01; 5.02; the portion of the sixth sentence of Section 7.01 beginning with the word “except” and continuing through and including the remainder of said sixth sentence; the seventh sentence of Section 7.01; and Article 29.

6.                  Sublease Subject to Overlease.

A.                This Sublease is expressly made subject and subordinate to all of the terms and conditions of the Overlease and to all items and matters which the Overlease is subject and subordinate, except as specifically provided to the contrary in this Sublease, to the extent applicable to the Sublease Premises.  Subtenant hereby assumes and covenants that, throughout the Term, Subtenant shall observe and perform, all of the provisions of the Overlease, to the extent applicable to the Sublease Premises, which are to be observed and performed by the tenant thereunder.  Subtenant covenants that Subtenant shall not do any act, matter or thing which will be, result in, or constitute a violation or breach of or a default under the Overlease; it being expressly agreed to by Subtenant that any such violation, breach or default shall constitute a material breach by Subtenant of a substantial obligation under this Sublease.  Subtenant hereby agrees that Subtenant shall indemnify and hold Sublandlord harmless from and against all claims, liabilities, penalties and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, arising from or in connection with any default by Subtenant in Subtenant’s performance of those terms, covenants and conditions of the Overlease which are or shall be applicable to Subtenant, as above provided, and all amounts payable by Subtenant to Sublandlord on account of such indemnity shall be deemed to be Additional Charges hereunder and shall be payable upon demand.  In any case where the consent or approval of Overlandlord shall be required pursuant to the Overlease, Sublandlord’s consent shall also be required hereunder.

B.                 Subtenant covenants and agrees that if, by reason of a default on the part of Sublandlord (as the tenant under the Overlease) under the Overlease, the Overlease or the leasehold estate created thereunder is terminated, then Subtenant will, at the option of Overlandlord, which shall be exercised in the sole and absolute discretion of the Overlandlord, attorn to Overlandlord on the terms and conditions set forth in this Sublease, and will recognize Overlandlord as Subtenant’s landlord under this Sublease, provided that Overlandlord accepts such attornment, having no obligation to do so, in which event Overlandlord shall assume all prospective obligations of Sublandlord under this Sublease, provided that under no circumstances shall Overlandlord be liable for any brokerage commission due in connection with this Sublease or any renewal or extension thereof, and Overlandlord shall not be (i) liable in any way to Subtenant for any act or omission, neglect or default on the part of Sublandlord under this Sublease, (ii) responsible for any monies owing by, or on deposit with, Sublandlord for the credit of Subtenant, whether in the nature of security or otherwise, unless and to the extent such monies are delivered to Overlandlord, (iii) subject to any offset or counterclaim which theretofore accrued to Subtenant against Sublandlord, (iv) bound by any previous prepayment of rent or additional rent for more than one month except in the nature of a security deposit, or (v) responsible for the performance or completion of any work to be done by Sublandlord under this Sublease to render the Sublease Premises ready for occupancy by Subtenant.

C.                 Subtenant agrees to be bound, for all purposes of this Sublease, by any modifications or amendments to the Overlease.  Sublandlord agrees not to amend or modify the Overlease in any way that would discriminate against Subtenant, or which would increase Subtenant’s monetary obligations hereunder, shorten the term hereof or decrease Subtenant’s rights with respect to the Permitted Use of the Sublease Premises, or which would otherwise materially adversely affect Subtenant’s rights or obligations hereunder or permit the same to be cancelled or terminated, without Subtenant’s prior written consent, provided, however, that Sublandlord shall have the right to terminate this Sublease, and this Sublease shall be deemed terminated, in the event that the Overlease is terminated in accordance with the provisions of Article 10 or Article 11 of the Overlease.

D.                Sublandlord shall not be required to dispute any determinations or other assertions or claims of Overlandlord regarding the obligations of Sublandlord under the Overlease for which Subtenant is responsible under the terms of this Sublease.  Notwithstanding the foregoing, Sublandlord, at Subtenant’s sole cost and expense, agrees upon written request from Subtenant to promptly exercise commercially reasonable good faith efforts to take such action as is reasonably requested by Subtenant to dispute any such determinations, assertions or claims of Overlandlord or to otherwise cause Overlandlord to perform its obligations under the Overlease for the benefit of Subtenant, including with respect to the obtaining of any required consent of Overlandlord.   Subtenant shall promptly reimburse Sublandlord for any and all out-of-pocket costs which Sublandlord shall incur in expending such efforts on behalf of Subtenant pursuant to this Subparagraph 6D (or pursuant to Subsection 6E below) and Subtenant does hereby indemnify and agree to hold Sublandlord harmless from and against any and all claims, liabilities, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by Sublandlord in expending such efforts.

E.                 If Overlandlord shall default under any of the provisions of the Overlease, such default shall not constitute a default by Sublandlord under this Sublease and Sublandlord shall not be obligated to cure Overlandlord’s default.  Except as otherwise provided in Subparagraph 6D above or in this Subparagraph 6E, Sublandlord shall have no obligation to enforce any right or remedy under the Overlease for Subtenant’s benefit and Sublandlord shall have no liability to Subtenant for any default under the Overlease by Overlandlord, even if such default causes an interruption of services or utilities serving the Sublease Premises or terminates the term of the Overlease before its scheduled expiration.  Notwithstanding the foregoing, if Overlandlord defaults in any of its obligations under the Overlease, including, without limitation, any failure of Overlandlord to consent to a request by Subtenant, then, after written request from Subtenant, Sublandlord shall, in accordance with this Subparagraph 6E or Subparagraph 6D above, use commercially reasonable good faith efforts to take timely and appropriate action for the enforcement of Sublandlord’s rights against Overlandlord.  If Sublandlord has used such commercially reasonable good faith efforts as set forth in the preceding sentence, but Overlandlord has not performed its obligations under the Overlease, Subtenant shall have the right, at Subtenant’s sole cost and expense, to take any lawful action in its own name and, for that purpose and only to such extent, all of the rights of Sublandlord to enforce the obligations of Overlandlord under the Overlease are hereby conferred upon and are conditionally assigned to Subtenant and Subtenant hereby is subrogated to such rights (including, without limitation, the benefit of any recovery or relief); provided, however that Subtenant shall only have such rights if Subtenant shall not be in default beyond applicable notice and grace periods under this Sublease.  Subtenant shall indemnify and hold Sublandlord harmless from and against any and all losses, costs, liability, claims, damages, expenses (including, without limitation, reasonable attorneys’ fees and disbursements), penalties and fines that Sublandlord may incur in connection with or arising out of the taking of any such action by Subtenant.

7.                  Provision of Services; Overlandlord Actions.

A.                Sublandlord shall not be liable for any damage or loss, directly or indirectly resulting from, nor shall the Fixed Rent herein reserved or any Additional Charges be abated or a constructive or other eviction be deemed to have occurred by reason of (x) any installation, use or interruption of use of any equipment in connection with the furnishing or supplying of any services or (y) any failure or delay in furnishing any services for any reason whatsoever.  Neither Sublandlord, nor its employees or agents shall be liable to Subtenant for any damage, injury, loss or claim (including claims for the interruption of or loss to Subtenant’s business) based on or arising out of any cause whatsoever including, without limitation, the following:  repair to any portion of the Sublease Premises; interruption in the use of the Sublease Premises or any equipment therein; any accident or damage resulting from any use or operation (whether by Sublandlord, Subtenant or any other person or entity) of elevators or heating, cooling, electrical, sewage or plumbing equipment or apparatus; termination of the Sublease Term by reason of damage to or condemnation of the Sublease Premises in accordance with the provisions of Paragraphs 15 or 16 below or by reason of Overlandlord’s termination of the Prime Lease by reason of such damage or condemnation; fire, robbery, theft, vandalism, mysterious disappearance or any other casualty; actions of any other tenant or occupant of the Building or of any other person or entity; failure or inability to furnish any service or utility; and leakage in any part of the Sublease Premises from water, rain, ice or snow that may leak into, or flow from, any part of the Sublease Premises, or from drains, pipes or plumbing fixtures in the Sublease Premises.  Any property placed by Subtenant or its employees, agents, contractors, guests or invitees in or about the Sublease Premises shall be at the sole risk of Subtenant, and Sublandlord shall not in any manner be responsible therefor.

B.                 Subtenant acknowledges and agrees that Sublandlord shall not be responsible for a breach of any of the representations and warranties of the Overlandlord under the Overlease.  In addition, Sublandlord and Subtenant acknowledge and agree that Sublandlord is not responsible or liable for making any repairs or otherwise complying with any of Overlandlord’s obligations or providing any of the services and/or utilities required to be provided by Overlandlord under the Overlease.  Subject to the provisions of Subparagraphs 6D and 6E above, Subtenant agrees to look solely to Overlandlord for the breach of such representations and warranties or the making of such repairs, complying with such obligations or providing any such services and/or utilities.

8.                  Compliance with Laws.  Supplementing the provisions of Article 5 of the Overlease that have been incorporated into this Sublease, Subtenant shall pay all costs, expenses, fines, penalties and damages which may be imposed upon Sublandlord, Overlandlord, and/or any mortgagee or ground lessor under any ground or underlying lease affecting the Building by reason of or arising out of Subtenant’s failure fully and promptly to comply with the provisions of said Article 5 of the Overlease.

9.                  Alterations.  Modifying (to the extent of any inconsistency between such provisions and this Paragraph 9) the provisions of Article 7 of the Overlease that have been incorporated into this Sublease:

A.                Any and all Alterations proposed to be made by Subtenant in the Sublease Premises (including, without limitation, Subtenant’s Work (as hereinafter defined)) shall be subject to:  (i) Sublandlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, provided that (x) such Alteration is non-structural, and (y) such Alteration does not affect or involve any portion of the Building or the Building systems outside of the Sublease Premises; and (ii) if and to the extent Overlandlord’s consent would be required under the Overlease if Sublandlord, as tenant under the Overlease, were making such Alterations, Overlandlord’s prior written consent.

B.                 In any instance where Overlandlord’s consent to an Alteration proposed to be made by Subtenant shall be required, and Overlandlord shall withhold such consent, then Sublandlord’s consent to such Alteration shall be deemed withheld, and Sublandlord shall not be deemed unreasonable in withholding such consent.

10.              Intentionally omitted.

11.              Insurance.  Modifying (to the extent of any inconsistency between such provisions and this Paragraph 11) the provisions of Article 9 of the Overlease:

A.                Subtenant shall, at its own cost and expense, obtain, maintain and keep in force during the Term for the benefit of Sublandlord, Subtenant, Overlandlord and such other parties as are named in the Overlease, the coverage required under Article 9 of the Overlease.  Whenever in Sublandlord’s reasonable judgment, good business practice and changing conditions indicate a need for additional or different types of insurance coverage, Subtenant shall, upon Sublandlord’s request, promptly obtain such insurance coverage, at Subtenant’s expense.

B.                 Sublandlord, Overlandlord and such other parties as are required to be named pursuant to the Overlease, including, without limitation, Overlandlord’s agents and any mortgagee or lessor or lessee under any ground or underlying lease, shall be named as additional insureds in said policies and shall be protected against all liability occasioned by an occurrence insured against.  All of said policies of insurance shall be: (i) written as “occurrence” policies, (ii) written as primary policy coverage and not contributing with or in excess of any coverage which Sublandlord may carry, and (iii) issued by insurance companies which are rated not less than “A:XII” in Best’s Key Rating Guide and which are otherwise reasonably satisfactory to Sublandlord, and which are licensed to do business in the State of New York. Said policies shall also provide that the insurer will give Sublandlord at least 30 days prior written notice of cancellation of said policy or of any material modification thereof, and shall comply with all of the provisions of Article 9 of the Overlease.  Subtenant shall deliver to Sublandlord the policies of insurance or certificates thereof, together with evidence of the payment of premiums thereon, prior to the Commencement Date, and shall thereafter furnish to Sublandlord, at least 20 days prior to the expiration of any such policies and any renewals thereof, a new policy or certificate in lieu thereof, with evidence of the payment of premiums thereon.

C.                 Subtenant shall pay all premiums and charges for all of said policies, and, if Subtenant shall fail to make any payment when due or carry any such policy, Sublandlord may, but shall not be obligated to, make such payment or carry such policy, and the amount paid by Sublandlord, with interest thereon at the interest rate specified in the Overlease for late payment of Base Rent from the date of such payment or the issuance of such policy, shall be repaid to Sublandlord by Subtenant on demand, and all such amounts so repayable, together with such interest, shall be deemed to constitute Additional Charges hereunder.  Payment by Sublandlord of any such premium, or the carrying by Sublandlord of any such policy, shall not be deemed to waive or release the default of Subtenant with respect thereto.

D.                The waiver granted by Subtenant pursuant to Section 9.05 of the Overlease, as incorporated herein by reference, shall run in favor of Sublandlord, Overlandlord and such other parties as are named in the Overlease.

E.                 Notwithstanding anything to the contrary contained in Article 9 of the Overlease, and notwithstanding the limits of insurance specified in this Paragraph 11, Subtenant agrees to defend, indemnify and hold harmless Sublandlord, and the agents, partners, shareholders, directors, officers and employees of Sublandlord, from and against all damage, loss, liability, cost and expense (including, without limitation, engineers’, architects’ and attorneys’ fees and disbursements) resulting from any of the risks referred to in this Paragraph 11 and said Article 9.  Such indemnification shall operate whether or not Subtenant has placed and maintained the insurance specified in this Paragraph 11, and whether or not proceeds from such insurance (such insurance having been placed and maintained) actually are collectible from one or more of the aforesaid insurance companies; provided, however, that Subtenant shall be relieved of its obligation of indemnity herein pro tanto of the amount actually recovered by Sublandlord from one or more of said insurance companies by reason of injury or damage to or loss sustained in the Sublease Premises or in or about the Building.

12.              Non-Liability and Indemnification.

A.                Neither Sublandlord nor Sublandlord’s agents shall be liable for:  (i) any damage to property of Subtenant or of others entrusted to employees of Sublandlord or to Sublandlord’s agents, nor for the loss or damage to any property of Subtenant or of any of Subtenant’s agents, employees or contractors by theft or otherwise; (ii) any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain, snow or leaks from any part of the Building or from the pipes, appliances or plumbing works or from the roof, street or sub-surface or from any other place or by dampness or by any other cause of whatsoever nature; (iii) any such damage caused by other tenants or persons in the Building or caused by operations in construction of any private, public or quasi-public work; or (iv) any latent defect in the Sublease Premises or in the Building.

B.                 Subtenant agrees, irrespective of whether Subtenant shall have been negligent in connection therewith, to indemnify, protect, defend and save harmless, Overlandlord, Sublandlord and Overlandlord’s and Sublandlord’s respective partners, officers, directors, contractors, agents and employees (individually and collectively, the “Indemnified Party”) from and against any and all liability (statutory or otherwise), claims, suits, demands, damages, judgments, costs, fines, penalties, interest and expenses (including reasonable counsel and other professional fees and disbursements incurred in any action or proceeding, whether between Subtenant and the Indemnified Party, or between the Indemnified Party and any third party or otherwise), to which any such Indemnified Party may be subject or suffer arising from, or in connection with:  (i) any liability or claim for any injury to, or death of, any person or persons, or damage to property (including any loss of use thereof), occurring in or about the Sublease Premises during the Term and during the period of time, if any, prior to the Commencement Date that Subtenant may have been given access to the Sublease Premises, unless caused by the gross negligence of Sublandlord, or (ii) the use and occupancy of the Sublease Premises, or from any work, installation or thing whatsoever done or omitted in or about the Sublease Premises during the Term and during the period of time, if any, prior to the Commencement Date that Subtenant may have been given access to the Sublease Premises, or (iii) any default by Subtenant in the performance of Subtenant’s obligations under this Sublease, or (iv) any act, omission, carelessness, negligence or misconduct of Subtenant or of any of Subtenant’s agents, employees or contractors.

13.              Access; Change in Facilities.  Supplementing the provisions of Article 14 of the Overlease, Subtenant hereby (i) acknowledges the rights granted to Overlandlord and other parties pursuant to Article 14 of the Overlease, (ii) agrees that neither Sublandlord nor Overlandlord shall have any liability to Subtenant in connection with the exercise of such rights in accordance with said Article 14, and (iii) agrees to cooperate with Overlandlord to the extent that Sublandlord, as tenant under the Overlease, is required to cooperate with Overlandlord pursuant to the provisions of said Article 14.

14.              Damage or Destruction.  Modifying (to the extent of any inconsistency between such provisions and this Paragraph 14) and supplementing those provisions of Article 10 of the Overlease:

A.                If, as a result of all or a portion of the Sublease Premises being damaged or rendered untenantable by fire or other casualty, Sublandlord, as tenant under the Overlease, shall be entitled to a rent abatement with respect to such damaged portion of the Sublease Premises pursuant to Article 10 of the Overlease, the Rent under this Sublease shall also abate.

B.                 The provisions of this Paragraph 14 shall be considered an express agreement governing any case of damage to or destruction of the Building or any part thereof by fire or other casualty, and any law now or hereafter in force which is inconsistent with the provisions of this Paragraph 14 shall have no application in such case.

15.              Eminent Domain.  Modifying (to the extent of any inconsistency between such provisions and this Paragraph 15) and supplementing those provisions of Article 11 of the Overlease:

A.                In the event that all of the Sublease Premises shall be acquired or condemned by eminent domain, this Sublease shall terminate as of the earliest of:  (i) the date of the vesting of title in the condemning authority; (ii) the date that Subtenant is dispossessed by the condemning authority; and (iii) the date that the Overlease shall be terminated pursuant to Article 11 thereof, as if said date were the Expiration Date.

B.                 If only a portion of the Sublease Premises shall be so acquired or condemned then, unless the Sublease shall be terminated by virtue of the Overlease having been terminated pursuant to the terms of Article 11 thereof, this Sublease shall continue in full force and effect.  In such case, if Sublandlord, as tenant under the Overlease, shall be entitled to a rent abatement with respect to such taken portion of the Sublease Premises pursuant to Article 11 of the Overlease, the Rent under this Sublease shall also abate.

C.                 In the event of any such acquisition or condemnation of all or part of the Sublease Premises, (i) Subtenant shall not receive any portion of the award for any such acquisition or condemnation, and (ii) Subtenant shall have no claim against Sublandlord or Overlandlord for the value of any unexpired portion of the Term and agrees not to join in any claim made by Overlandlord or Sublandlord and to execute all further documents that may be required in order to facilitate the collection of the award by Overlandlord.  Notwithstanding the foregoing, provided that, in the exercise of Sublandlord’s reasonable business judgment, neither Overlandlord nor Sublandlord will be adversely affected, Subtenant shall have the right to make a separate claim for Subtenant’s trade fixtures or moving expenses.

16.              At End of Term.  Modifying (to the extent of any inconsistency between such provisions and this Paragraph 16) the provisions of Article 28 of the Overlease, as such provisions are applicable to the Sublease Premises:

A.                Upon the expiration or sooner termination of this Sublease, Subtenant shall vacate and surrender the Sublease Premises in broom-clean condition, restore the Sublease Premises to its condition prior to Subtenant’s entry onto the Sublease Premises, and shall forthwith repair any damage to the Sublease Premises caused by any permitted or required removal from the Sublease Premises of any of Subtenant’s furniture, moveable trade fixtures, improvements or any other personal property so removed from the Sublease Premises.  Subtenant hereby appoints Overlandlord and Sublandlord as Subtenant’s attorney-in-fact and grants to Overlandlord and Sublandlord a limited power of attorney solely for the purpose of allowing Overlandlord or Sublandlord (as the case may be) to transfer title to any such property abandoned by Subtenant to Overlandlord or to Overlandlord’s designees, and Subtenant further acknowledges and agrees that neither Overlandlord nor Sublandlord shall be responsible for any loss or damage occurring to any such property owned by Subtenant.

B.                 The parties recognize and agree that the damage to Sublandlord resulting from any failure by Subtenant to timely surrender possession of the Sublease Premises as aforesaid will be substantial and will exceed the amount of the monthly installments of the Fixed Rent payable hereunder.  Subtenant therefore agrees that if possession of the Sublease Premises is not surrendered to Sublandlord on the Expiration Date or sooner termination of this Sublease, in addition to any other right or remedy Sublandlord may have hereunder or at law or in equity, Subtenant shall pay to Sublandlord for each month and for each portion of any month during which Subtenant holds over in the Sublease Premises after the Expiration Date or sooner termination of this Sublease, a sum equal to two times the aggregate of the portion of the Fixed Rent and Recurring Additional Charges which were payable under this Sublease with respect to the last month of the Term.  In addition to making all required payments under this Subparagraph 16B, Subtenant shall, in the event of Subtenant’s failure to surrender the Sublease Premises in accordance with Article 28 of the Overlease, as modified by this Paragraph 16 and in the manner aforesaid, also indemnify and hold Sublandlord harmless from and against any and all cost, expense, damage, claim, loss or liability resulting from any delay or failure by Subtenant in so surrendering the Sublease Premises, including any consequential damages suffered by Sublandlord and any claims made by any succeeding occupant founded on such delay or failure, and any and all reasonable attorneys’ fees, disbursements and court costs incurred by Sublandlord in connection with any of the foregoing.  Nothing herein contained shall be deemed to permit Subtenant to retain possession of the Sublease Premises after the Expiration Date or sooner termination of this Sublease, and no acceptance by Sublandlord of payments from Subtenant after the Expiration Date or sooner termination of this Sublease shall be deemed to be other than on account of the amount to be paid by Subtenant in accordance with the provisions of this Paragraph 16, which provisions shall survive the Expiration Date or sooner termination of this Sublease.

17.              Intentionally omitted.

18.              Rules and Regulations.  Subtenant shall, and Subtenant shall cause all of Subtenant’s agents, employees, licensees and invitees to, fully and promptly comply with all requirements of the rules and regulations of the Building.  Subtenant acknowledges that Overlandlord shall at all times have the right to change such rules and regulations and/or Building services or to promulgate other rules and regulations and/or Building services in such manner as may be reasonable for safety, care or cleanliness of the Building and related facilities or premises, and for preservation of good order therein, all of which rules and regulations and/or Building services, changes and amendments will be forwarded to Subtenant in writing (to the extent received in writing by Sublandlord) and shall be carried out and observed by Subtenant.  Subtenant shall further be responsible for the compliance with such rules and regulations and/or Building services by the employees, servants, agents, visitors, licensees and invitees of Subtenant.  In the event of any conflict between the provisions of this Sublease and the provisions of such rules and regulations, then the provisions of such rules and regulations shall control.

19.              Estoppel Certificates.

A.                At any time and from time to time before or during the Term, Subtenant shall, within three days after request by Sublandlord, execute, acknowledge and deliver to Sublandlord a statement in writing addressed to Sublandlord and/or to such other party(ies) as Sublandlord may designate:  (i) certifying that this Sublease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications), (ii) stating the dates to which the Fixed Rent, Additional Charges and other charges have been paid, (iii) stating whether or not, to the best knowledge of the signer of such certificate, there exists any default by either party in the performance of any covenant, agreement, term, provision or condition contained in this Sublease, and, if so, specifying each such default of which the signer may have knowledge, and (iv) setting forth such other information as Sublandlord may request concerning this Sublease, it being intended that any such statement delivered pursuant to this Subparagraph 19A may be relied upon by Sublandlord or by an assignee of Sublandlord’s interest.

B.                 Sublandlord agrees, in connection with any proposed assignment of this Sublease or subletting of the Sublease Premises by Subtenant, upon not less than 20 days prior notice by Subtenant, to execute, acknowledge and deliver to Subtenant a statement in writing addressed to Subtenant:  (i) stating that this Sublease is then in full force and effect and has not been modified (or if modified, setting forth all modifications), (ii) setting forth, to the best knowledge of Sublandlord (but without having made any independent investigation), the date to which the Fixed Rent and Recurring Additional Charges have been paid, and (iii) stating whether or not, to the best knowledge of Sublandlord (but without having made any independent investigation), Subtenant is in default under this Sublease, and, if Subtenant is in default, identifying all such defaults.  Notwithstanding the foregoing, Sublandlord shall not be obligated to furnish Subtenant with more than one (1) such statement during any twelve (12) month period.

20.              No Personal Liability.  The liability of Sublandlord for any default by Sublandlord under the terms of this Sublease shall be limited to the interest of Sublandlord in the Sublease Premises, including Sublandlord’s interest in any rental income, condemnation proceeds or insurance awards then being held by Sublandlord at the time of enforcement of any judgment against Sublandlord.  In no event shall Subtenant (or any person or entity claiming by, through or under Subtenant) make any claim against the direct or indirect shareholders, officers, directors, individuals, partners, members or joint venturers of Sublandlord for any deficiency, nor shall any direct or indirect shareholders, officers, directors, individuals, partners, members or joint venturers of Sublandlord, Overlandlord or the lessor under any ground or underlying lease have or be subject to levy, attachment or other enforcement of a remedy sought by Subtenant or anyone claiming by, through or under Subtenant for any breach or claim hereunder.

21.              No Recording.  Neither party shall have the right to record this Sublease, and the same shall not be recorded.

22.              No Assignment or Subletting.

A.                Subtenant, on its own behalf and on behalf of its heirs, distributees, executives, administrators, legal representatives, successors and assigns, covenants and agrees that Subtenant shall not, by operation of law or otherwise: (i) assign, whether by merger, consolidation or otherwise, mortgage or encumber its interest in this Sublease, in whole or in part, or (ii) sublet, or permit the subletting of, the Sublease Premises or any part thereof, or (iii) permit the Sublease Premises or any part thereof to be occupied or used for desk space, mailing privileges or otherwise by any person or entity other than Subtenant without the prior written consent of Sublandlord (which may be granted or withheld in Sublandlord’s sole and absolute discretion) and of Overlandlord in each instance.  Any violation of the provisions of this Subparagraph 22A shall constitute a default under this Sublease.

B.                 If Subtenant shall desire to sublet all or any portion of the Sublease Premises, Subtenant shall submit to Sublandlord a written request for Sublandlord’s consent to such assignment or subletting, which request shall be accompanied by the following information:  (i) the name and address of the proposed subtenant; (ii) if Subtenant desires to sublet only a portion of the Sublease Premises, a description of the portion to be sublet, together with a floor plan thereof; (iii) the terms and conditions of the proposed subletting; (iv) the nature and character of the business of the proposed subtenant and its proposed use of the Sublease Premises; and (v) current financial information and any other information Sublandlord may reasonably request with respect to the proposed subtenant, including, without limitation, its most recent financial statement or report. Sublandlord, by notice given to Subtenant within 30 days after receipt of Subtenant’s request for consent to any sublease of the whole of the Sublease Premises, may terminate this Sublease on a date to be specified in said notice (the “Termination Date”), which date shall be not earlier than one day before the effective date of the proposed subletting nor later than 61 days after said effective date.  Subtenant shall vacate and surrender the Sublease Premises on or before the Termination Date as if it were the Expiration Date.  If Subtenant proposes to sublet only a portion of the Sublease Premises, Sublandlord, by notice given to Subtenant within 30 days after receipt of Subtenant’s request for consent, may elect to eliminate such portion of the Sublease Premises (said portion hereinafter called the “Eliminated Space”) from the Sublease Premises during the period (hereinafter called the “Elimination Period”) commencing on the date (hereinafter called the “Elimination Date”) immediately prior to the proposed commencement date of the term of the proposed subletting, and ending on the proposed expiration date of the term of the proposed subletting, and in the event such notice is given:  (a) the Eliminated Space shall be eliminated from the Sublease Premises during the Elimination Period; (b) Subtenant shall surrender the Eliminated Space to Sublandlord on or prior to the Elimination Date in the same manner as if said Elimination Date were the Expiration Date; (c) if the Eliminated Space shall constitute less than an entire floor, Sublandlord, at Sublandlord’s expense, shall have the right to make any alterations and installations in the Sublease Premises required, in Sublandlord’s reasonable judgment, to make the Eliminated Space a self-contained rental unit with access through corridors to the elevators and core toilets serving the Eliminated Space, and Sublandlord and any tenant or other occupant of the Eliminated Space shall have the right to use the core toilets and any corridors providing access from the Eliminated Space to the core area in common with Subtenant and any other permitted occupants of the Sublease Premises, and the right to install signs and directional indicators in or about such corridors indicating the name and location of such tenant or other occupant; (d) during the Elimination Period, (x) the Fixed Rent shall be reduced in the proportion which the area of the Eliminated Space bears to the total area of the Sublease Premises immediately prior to the Elimination Date (including an equitable portion of the area of any corridors referred to in clause (c) of this sentence as part of the area of the Eliminated Space for the purpose of computing such reduction), and (y) any prepaid portion of Fixed Rent and Additional Charges for any period after the Elimination Date allocable to the Eliminated Space shall be refunded by Sublandlord to Subtenant; (e) if the Elimination Period shall end prior to the Expiration Date, the Eliminated Space, in its then existing condition, shall be deemed restored to and once again a part of the Sublease Premises during the period (hereinafter called the “Restoration Period”) commencing on the date next following the expiration of the Elimination Period and ending on the Expiration Date, except if Sublandlord is unable to give Subtenant possession of the Eliminated Space at the expiration of the Elimination Period by reason of the holding over or retention of possession of any tenant or other occupant, in which event (1) the Restoration Period shall not commence, and the Eliminated Space shall not be deemed restored to or a part of the Sublease Premises, until the date upon which Sublandlord shall give Subtenant possession of such Eliminated Space free of occupancies, (2) neither the Expiration Date nor the validity of this Sublease shall be affected, and (3) Subtenant waives any rights under law to rescind this Sublease and further waives the right to recover any damages which may result from the failure of Sublandlord to deliver possession of the Eliminated Space at the end of the Elimination Period; and (f) during the Restoration Period, if any, the Fixed Rent shall be increased in the proportion which the area of the Eliminated Space bears to the total area of the Sublease Premises immediately prior to the commencement of the Restoration Period (including an equitable portion of the area of any corridors referred to in clause (c) of this sentence as part of the area of the Eliminated Space for the purpose of computing such increase).  At the request of Sublandlord, Subtenant shall execute and deliver an instrument or instruments, in form satisfactory to Sublandlord, setting forth any modifications to this Sublease contemplated in or resulting from the operation of the foregoing provisions of this Subparagraph 22B; however, neither Sublandlord’s nor Subtenant’s failure to execute or deliver any such instrument shall vitiate the effect of the foregoing provisions of this Subparagraph 22B.

C.                 Notwithstanding anything to the contrary contained in this Paragraph 22, if Sublandlord does not exercise its right to terminate this Sublease or to eliminate the Eliminated Space from the Sublease Premises pursuant to Subparagraph 22B above, provided that Subtenant is not in default under any of the terms, covenants and conditions of this Sublease, Subtenant shall have the right to sublet any portion of the Sublease Premises, subject to all of the following terms and conditions:

(i)                 Subtenant shall have complied with the provisions of the Overlease and shall obtain, prior to the effective date of such sublease, the consent of Overlandlord to such sublease;

(ii)               Subtenant shall obtain the prior written consent of Sublandlord to such proposed sublease, which consent shall not be unreasonably withheld, it being agreed and understood that in any instance where Overlandlord shall withhold consent to such proposed sublease, then Sublandlord’s consent to such proposed sublease shall be deemed withheld, and Sublandlord shall not be deemed unreasonable in withholding such consent;

(iii)             In Sublandlord’s reasonable judgment, the proposed subtenant is engaged in a business, and the Sublease Premises will be used in a manner, which (x) is in keeping with the then standards of the Building, (y) is limited to the use for the purposes set forth in this Sublease, and for no other purposes and (z) will not impose any additional material burden upon Overlandlord in the operation of the Building;

(iv)             The proposed subtenant shall be reputable and shall have, in the reasonable judgment of Sublandlord, sufficient financial worth to perform the obligations of the subtenant under the sublease as evidenced by the presentation to Sublandlord of financial and other information regarding the proposed subtenant including, without limitation, its business experience, a current financial statement, and such other information as Sublandlord may reasonably request;

(v)               Subtenant shall not have (x) negotiated or entered into a proposed subletting with any tenant, subtenant or occupant of any space in the Building or any person with whom Sublandlord is then negotiating (or with whom Sublandlord has, in the previous nine-month period, negotiated) to sublease space in the Building or with any person which directly or indirectly controls, or is controlled by, or is under common control with, any such tenant, subtenant or occupant or person with whom Sublandlord is then negotiating (or with whom Sublandlord has, in the previous nine-month period, negotiated), or (y) advertised or listed the Sublease Premises for subletting at a rental lower than the rental at which Sublandlord is then offering to rent space in the Building;

(vi)             No subletting shall be for a term ending later than one day prior to the expiration date of the term of this Sublease;

(vii)           The sublease shall be subject and subordinate to all provisions of this Sublease and the Overlease and all of the rights of Sublandlord hereunder and of Overlandlord under the Overlease;

(viii)         Subtenant shall deliver to Sublandlord a duplicate original of such sublease, duly executed and acknowledged by Subtenant and the subtenant, at the time Subtenant requests Sublandlord’s consent thereto;

(ix)             The sublease shall provide that it is subject and subordinate to this Sublease and to the matters to which this Sublease is or shall be subordinate, and that, in the event of termination, re-entry or dispossession by Sublandlord under this Sublease, Sublandlord may, at its option, take over any of the right, title and interest of Subtenant, as sublessor, under such sublease, and the subtenant shall, at Sublandlord’s option, attorn to Sublandlord pursuant to the then executory provisions of such sublease, except that Sublandlord shall not (x) be liable for any previous act or omission of Subtenant under such sublease, (y) be subject to any counterclaim, offset or defense, which theretofore accrued to such subtenant against Subtenant, or (z) be bound by any previous modification of such sublease or by any previous prepayment of more than one (1) month’s rent (it being acknowledged and agreed, however, that the provisions of this Subparagraph 22C(ix) shall be self operative, and that no further instrument shall be required to give effect to this provision);

(x)               The subtenant shall have no right whatsoever to further sublet the Sublease Premises or any portion thereof or to assign its interest in the sublease;

(xi)             The subtenant shall not be entitled, directly or indirectly, to diplomatic or sovereign immunity and shall be subject to service of process in, and the jurisdiction of the courts of, the State of New York;

(xii)           There shall not be more than two subtenants or occupants (including Subtenant) of the Sublease Premises; and

(xiii)         No sublease shall be for less than 1,000 contiguous square feet of area, and shall be of a shape or configuration such that the area proposed to be sublet and the remainder of the Sublease Premises shall in Sublandlord’s reasonable judgment constitute a commercially marketable separate rental unit.

D.                Subtenant shall reimburse Sublandlord on demand for all costs (including, without limitation, all reasonable legal fees and disbursements, as well as the costs of making investigations as to the acceptability of the proposed subtenant) which may be incurred by Sublandlord in connection with a request by Subtenant that Sublandlord consent to any proposed assignment or sublease.

E.                 Subtenant hereby waives any claim against Sublandlord for money damages which Subtenant may have based upon any assertion that Sublandlord has unreasonably withheld or delayed any consent to a subletting pursuant to the provisions of this Sublease.  Subtenant agrees that its sole remedy shall be an action or proceeding to enforce such provisions or for specific performance.

F.                  If Sublandlord shall give its consent to any sublease of the Sublease Premises, Subtenant shall pay to Sublandlord, as Additional Charges, 100 percent of any and all Sublease Profits (as hereinafter defined).  For purposes of this Sublease, the term “Sublease Profits” shall be deemed to mean the amount by which (i) all rents, additional charges or other consideration payable under the sublease to, or in connection with the subletting by, Subtenant (including, but not limited to, sums paid for the sale or rental of Subtenant’s fixtures, leasehold improvements, equipment, furniture or other personal property less, in the case of the sale thereof, the then net unamortized or undepreciated cost of any such fixtures, leasehold improvements, equipment, furniture or other personal property which were provided and installed in the Sublease Premises at the sole cost and expense of Subtenant and for which Sublandlord has not given an allowance or other credit, determined on the basis of Subtenant’s federal income tax returns) after deducting therefrom the amount of any reasonable brokerage commission, attorney’s fees and advertising costs, and the reasonable cost of constructing demising walls in connection with the subletting of a portion of the Sublease Premises, if applicable, actually incurred by Subtenant in connection with such subletting, exceed the (ii) Fixed Rent and Recurring Additional Charges with respect to the portion of the Sublease Premises to be subleased accruing during the term of such sublease pursuant to the terms of this Sublease.  The sums payable under this Subparagraph 22F shall be paid to Sublandlord as and when payable by the subtenant to Subtenant.

G.                Any attempted assignment or subletting made contrary to the provisions of this Paragraph 22 shall be null and void.  No consent by Sublandlord or Overlandlord to any assignment or subletting shall in any manner be considered to relieve Subtenant from obtaining Sublandlord’s and Overlandlord’s express written consent to any further assignment or subletting.  The provisions of this Paragraph 22 shall apply to each and every sublease Subtenant proposes to enter into during the Term.  For the purposes of this Paragraph 22, “sublettings” shall be deemed to include all sub-sublettings as well as sublettings.

H.                (i)         If Subtenant is a corporation, the direct or indirect transfer and/or exchange of 50 percent or more (aggregating all prior transfers) of the shares of Subtenant or of the shares of any corporation of which Subtenant is a direct or indirect subsidiary, including transfers by operation of law and including a related or unrelated series of transactions, shall be deemed an assignment of this Sublease for purposes of this Paragraph 22.

(ii)               If Subtenant is a partnership, the direct or indirect transfer of 50 percent or more (aggregating all prior transfers) of the partnership interests of Subtenant, including transfers by operation of law and including a related or unrelated series of transactions, shall be deemed an assignment of this Sublease for all purposes of this Paragraph 22.

(iii)             If Subtenant is a limited liability company, the direct or indirect transfer of 50 percent or more (aggregating all prior transfers) of the membership interests of Subtenant, including transfers by operation of law and including a related or unrelated series of transactions, shall be deemed an assignment of this Sublease for all purposes of this Paragraph 22.

I.          Subtenant specifically acknowledges that the provisions of Section 12.10 of the Overlease shall be applicable (with respect to both Overlandlord and Sublandlord) to any sublease of the Sublease Premises or assignment of this Sublease made by Subtenant, and Subtenant agrees to cooperate with Sublandlord in complying with the provisions of said Section 12.10 including, without limitation, by executing any statements required by Overlandlord thereunder.

23.              Brokerage.  Subtenant represents and warrants to Sublandlord that no broker, other than Jones Lang LaSalle Brokerage, Inc. and Bloom Real Estate Group LLC (collectively, the “Broker”), was instrumental in consummating this Sublease, and that no conversations or prior negotiations were had with any broker other than the Broker concerning the subletting of the Sublease Premises.  Subtenant shall indemnify and hold Sublandlord harmless from and against any claims for brokerage commissions or similar fees claimed by any person or entity other than the Broker.  Sublandlord shall pay the Broker any commission due the Broker in connection with this Sublease pursuant to one or more separate agreements with the Broker.

24.              Assignment of the Overlease.  The term “Sublandlord” as used in this Sublease means only the tenant under the Overlease, at the time in question, so that if Sublandlord’s interest in the Overlease is assigned, the assignor Sublandlord shall be thereupon released and discharged from all covenants, conditions and agreements of Sublandlord hereunder accruing with respect to the Overlease from and after the date of such assignment, but such covenants, conditions and agreements shall be binding on the assignee until thereafter assigned.

25.              Notices and Cure Periods; Conditions of Limitation and Remedies.

A.                All notices hereunder to Sublandlord or Subtenant shall be given in writing and delivered by hand, or by a reputable national overnight courier, to the addresses set forth below:

                                    If to Sublandlord:

                                    Mizuho Securities USA Inc.

                                    320 Park Avenue

                                    12th Floor

                                    New York, New York  10022

                                    Attention:      General Counsel

                                    with a copy to:

                                    Jonathan D. Blum, Esq., PC

                                    214 Riverside Drive

                                    Suite 605

                                    New York, New York  10025

                                    If to Subtenant (prior to the Commencement Date):

                                    Trans-Lux Corporation

                                    950 Third Avenue, Suite 2804

                                    New York, NY 10022

                                    Attention:  J.M. Allain, President and CEO

                                    With a copy to:

                                    Kristin Kreuder, Esq.

                                    44 Blue Spruce Circle

                                    Weston, CT  06883

                                    If to Subtenant (from and after the Commencement Date):

                                    Trans-Lux Corporation

                                    445 Park Avenue, 20th Floor

New York, New York

                                    Attention:        J.M. Allain, President and CEO

                                    With a copy to:

                                    Kristin Kreuder, Esq.

                                    44 Blue Spruce Circle

                                    Weston, CT  06883

B.                 By notice given in the aforesaid manner, either Party hereto may notify the other as to any change as to where and to whom such party’s notices are thereafter to be addressed.

C.                 The effective date of any notice shall be the date of receipt of such notice (or the date that such receipt is refused, if applicable).

D.                In connection with the incorporation by reference of notice and other time limit provisions of the Overlease into this Sublease (and except with respect to actions to be taken by Subtenant for which shorter time limits are specifically set forth in this Sublease, which time limits shall control for the purposes of this Sublease), the time limits provided in the Overlease for the giving or making of any notice by the tenant thereunder to Overlandlord, the holder of any mortgage, the lessor under any ground or underlying lease or any other party, or for the performance of any act, condition or covenant or the curing of any default by the tenant thereunder, or for the exercise of any right, remedy or option by the tenant thereunder, are changed for the purposes of this Sublease, by shortening the same in each instance:  (i) to 45 calendar days with respect to all such periods of 60 or more calendar or business days, (ii) to twenty calendar days with respect to all such periods of 30 or more calendar or business days but less than 60 calendar or business days, (iii) to ten calendar days with respect to all such periods of 20 or more calendar or business days but less than 30 calendar or business days, (iv) to five calendar days with respect to all such periods of ten or more calendar or business days but less than 20 calendar or business days, and (v) to two calendar days with respect to all such periods of five or more calendar or business days but less than ten calendar or business days; but in any and all events to a time limit enabling Sublandlord to give any notice, perform any act, condition or covenant, cure any default, and/or exercise any option within the time limit relating thereto as contained in the Overlease.  Subtenant shall, immediately upon receipt thereof, notify Sublandlord of any notice served by Overlandlord upon Subtenant under any of the provisions of the Overlease or with reference to the Sublease Premises.  Subtenant shall immediately furnish notice to Sublandlord of any action taken by Subtenant to cure any default under, or comply with any request or demand made by Overlandlord and/or Sublandlord in connection with the Overlease (pertaining to the Sublease Premises) or this Sublease.

26.              Condition of the Sublease Premises.

A.                It is understood and agreed that all understandings and agreements heretofore had between the parties are merged in this Sublease, which alone fully and completely expresses their agreements, and that the same are entered into after full investigation, neither party relying upon any statement or representation made by the other and not embodied in this Sublease.  Subtenant agrees to accept possession of the Sublease Premises in “as is” and “where is” condition on the Commencement Date and Sublandlord is not required to perform work of any kind, nature or description to prepare the Sublease Premises for Subtenant’s occupancy, other than Sublandlord’s Work.

B.                 Subtenant acknowledges and agrees that any and all alterations, installations, renovations or other items of work necessary to prepare the Sublease Premises for Subtenant’s initial occupancy (“Subtenant’s Work”) shall be performed by Subtenant (subject to the provisions of Paragraph 9 above and the applicable provisions of the Overlease), at Subtenant’s sole cost and expense.

27.              Security.

A.                Upon the execution of this Sublease, but subject to the provisions of Subparagraph 27C below, Subtenant shall deposit with Sublandlord the sum of US$211,800.00 (the “Security Deposit Amount”), as security for the faithful performance and observance by Subtenant of all of the covenants, agreements, terms, provisions and conditions of this Sublease.  Subtenant agrees that, if Subtenant shall default, beyond the expiration of the applicable cure period (if any), with respect to any of the covenants, agreements, terms, provisions and conditions that shall be the obligation of Subtenant to observe, perform or keep under the terms of this Sublease, including the payment of the Fixed Rent and Additional Charges, Sublandlord may use, apply or retain the whole or any part of the security being held by Sublandlord (the “Security”) to the extent required for the payment of any Fixed Rent and Additional Charges, or any other payments as to which Subtenant shall be in default or for any monies which Sublandlord may expend or may be required to expend by reason of Subtenant’s default beyond the expiration of the applicable cure period (if any), with respect to any of the covenants, agreements, terms, provisions and conditions of this Sublease, including any damages or deficiency in the reletting of the Sublease Premises, whether such damages or deficiency accrued before or after summary proceedings or other re-entry by Sublandlord.  Sublandlord shall not be required to so use, apply or retain the whole or any part of the Security so deposited, but if the whole or any part thereof shall be so used, applied or retained, then Subtenant shall, upon demand, immediately deposit with Sublandlord an amount in cash equal to the amount so used, applied or retained, so that Sublandlord shall have the entire Security on hand at all times during the Term.  In the event that Subtenant shall fully and faithfully comply with all of the terms, provisions, covenants, agreements and conditions of this Sublease, the Security shall be returned to Subtenant within 60 days after the Expiration Date and delivery of exclusive possession of the Sublease Premises to Sublandlord.  In the event of any making or assignment of any ground or underlying lease, or upon an assignment of Sublandlord’s interest in this Sublease:  (i) Sublandlord shall have the right to transfer the Security to the assignee or lessee or transferee, (ii) upon acknowledgment by such assignee or lessee or transferee of receipt of the Security, Sublandlord shall thereupon be released by Subtenant from all liability for the return of such Security, and (iii) Subtenant agrees to look solely to Sublandlord’s successor for the return of said Security; it being agreed that the provisions hereof shall apply to every transfer or assignment made of the Security to a new Sublandlord.  Subtenant further covenants that Subtenant will not assign or encumber or attempt to assign or encumber the monies deposited herein as Security, and that neither Sublandlord nor Sublandlord’s successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

B.                 Subject to the provisions of Subparagraph 27C below, Sublandlord agrees to place the Security in an interest-bearing account, and, unless disbursed or applied by Sublandlord as provided in Subparagraph 27A above, the interest earned thereon (less an amount equal to one percent of the Security, which may be retained by Sublandlord each year as compensation for management and administration of said account) shall, in Sublandlord’s discretion:  (i) be added to the Security Deposit Amount as additional security, and shall be held and/or disbursed in accordance with the provisions of said Subparagraph 27A, or (ii) be disbursed annually to Subtenant within 60 days following Sublandlord’s receipt of a written request therefor from Subtenant, but only if Subtenant shall not be in default, beyond the expiration of the applicable cure period (if any), with respect to any of Subtenant’s obligations under this Sublease.

C.                 (i)         Notwithstanding anything to the contrary contained in Subparagraph 27A above, simultaneously with the execution of this Sublease by Subtenant, Subtenant shall deliver to Sublandlord, in lieu of the cash security deposit delivered pursuant to Subparagraph 27A above, a clean, irrevocable, transferable and unconditional letter of credit (the “Letter of Credit”) issued by and drawn upon a commercial bank (hereinafter referred to as the “Issuing Bank”) which shall be a member bank of the New York Clearinghouse Association (or, in the alternative, which shall have offices for banking purposes in the Borough of Manhattan and shall have a net worth of not less than $1,000,000,000, with appropriate evidence thereof to be submitted by Subtenant), which Letter of Credit shall: (i) have a term of not less than one year, (ii) be in the form annexed hereto as Exhibit C, (iii) be for the benefit of Sublandlord, (iv) be in the amount of the Security Deposit Amount, (v) except as otherwise provided in this Subparagraph 27C, conform and be subject to the International Standby Practices (ISP 1998, Publication 590) (or any revision thereof or successor thereto) and (to the extent not inconsistent therewith) the laws of the State of New York, including the Uniform Commercial Code, (vi) be fully transferable by Sublandlord without any fees or charges therefor (or, if the Letter of Credit shall provide for the payment of any transfer fees or charges, the same shall be paid by Subtenant as and when such payment shall be requested by the Issuing Bank (and the same shall constitute Additional Charges hereunder)), (vii) provide that Sublandlord shall be entitled to draw upon the Letter of Credit in New York City upon presentation to the Issuing Bank of a sight draft accompanied by Sublandlord’s statement that Sublandlord is then entitled to draw upon the Letter of Credit pursuant to the terms of this Sublease, and (viii) provide that the Letter of Credit shall be deemed automatically renewed, without amendment, for consecutive periods of one year each year thereafter during the entire Term and for a period of 60 days thereafter, unless the Issuing Bank shall send notice (the “Non-Renewal Notice”) to Sublandlord by registered mail, return receipt requested, not less than 60 days next preceding the then expiration date of the Letter of Credit that the Issuing Bank elects not to renew such Letter of Credit, in which case Sublandlord shall have the right, by sight draft on the Issuing Bank, to receive the monies represented by the then-existing Letter of Credit, and to hold and/or disburse such proceeds pursuant to the terms of Subparagraph 27A above as cash security.  If Sublandlord shall fail, for any reason whatsoever, to draw upon the Letter of Credit within said 60 day period, and the Letter of Credit shall expire prior to the 60th day following the Expiration Date of the Term, then Subtenant shall, upon demand, immediately furnish Sublandlord with a replacement Letter of Credit (which shall comply with all of the conditions set forth in this Subparagraph 27C), so that Sublandlord shall have the entire Security on hand at all times during the Term and for a period of 60 days thereafter.  Subtenant acknowledges and agrees that the Letter of Credit shall be delivered to Sublandlord as security for the faithful performance and observance by Subtenant of all of the covenants, agreements, terms, provisions and conditions of this Sublease, and that Sublandlord shall have the right to draw upon the Letter of Credit in any instance in which Sublandlord would have the right to use, apply or retain the whole or any part of any cash security deposited with Sublandlord pursuant to Subparagraph 27A above.

                                                (ii)        With respect to the Letter of Credit being required hereunder in lieu of cash security, upon Subtenant’s delivery of the Letter of Credit to Sublandlord:  (i) all references to “Security” in Subparagraph 27A above shall be deemed to refer to the Letter of Credit, or any proceeds thereof as may be drawn upon by Sublandlord, and (ii) the provisions of Subparagraph 27B above shall apply only to such Letter of Credit proceeds (if any) as may be drawn and held by Sublandlord.

28.              Miscellaneous.  This Sublease is made in the State of New York and shall be governed by and construed under the laws thereof.  This Sublease supersedes any and all other or prior understandings, agreements, covenants, promises, representations or warranties of or between the parties (which are fully merged herein).  The headings in this Sublease are for purposes of reference only, and shall not limit or otherwise affect the meaning hereof.  Whenever necessary or appropriate, the neuter gender as used herein shall be deemed to include the masculine and feminine; the masculine to include the feminine and neuter; the feminine to include the masculine and neuter; the singular to include the plural; and the plural to include the singular.  This Sublease shall not be binding upon Sublandlord for any purpose whatsoever unless and until Sublandlord has delivered to Subtenant a fully executed duplicate original hereof.

29.              Valid Authority.   Subtenant hereby represents and warrants to Sublandlord that:

A.                Subtenant is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the full right and authority to enter into this Sublease; and

B.                 The execution, delivery and performance of this Sublease by Subtenant:  (i) has been duly authorized, (ii) does not conflict with any provisions of any instrument to which Subtenant is a party or by which Subtenant is bound, and (iii) constitutes a valid, legal and binding obligation of Subtenant.

30.              Failure to Give Possession.  If Sublandlord shall be unable to give possession of the Sublease Premises to Subtenant on the Commencement Date for any reason whatsoever, Sublandlord shall not be subject to any liability for failure to give possession on said date and the validity of this Sublease shall not be impaired under such circumstances, nor shall the same be construed to extend the term of this Sublease, but the Fixed Rent shall be abated (provided that Subtenant is not responsible for the inability to obtain possession) until Sublandlord shall have delivered possession of the Sublease Premises to Subtenant.  The provisions of this Paragraph 30 shall be considered an express agreement governing any case of Sublandlord’s failure to deliver possession of the Sublease Premises, and any law now or hereafter in force which is inconsistent with the provisions of this Paragraph 34 shall have no application in such case.

31.              Consent of Overlandlord under the Overlease.  This Sublease shall have no effect until Overlandlord shall have given written consent hereto.  If Overlandlord does not consent to this Sublease for any reason whatsoever within 45 days after the date hereof, then either party may elect to cancel this Sublease by giving notice to the other party after the expiration of said 45-day period, but prior to the giving of said consent by Overlandlord to this Sublease.  Subtenant acknowledges that Subtenant may be required to execute and deliver a consent agreement as a condition precedent to the execution thereof by Overlandlord.  Subtenant agrees that Subtenant shall promptly execute and deliver to Sublandlord such consent agreement.  Notwithstanding anything to the contrary contained in this Paragraph 31, in the event that Overlandlord (either directly or through its attorneys) shall have forwarded a form of consent to Sublandlord within said 45-day period, but such consent shall not have been executed by all parties thereto for any reason whatsoever, then said 45-day period shall be extended by an additional period of 30 days, during which period Sublandlord and Subtenant shall diligently and in good faith take all reasonable acts necessary to obtain said consent.  If either party shall have given notice of cancellation to the other party (in accordance with the provisions of this Paragraph 31), then: (i) Sublandlord shall not be obligated to take any further action to obtain such consent, (ii) Sublandlord shall refund to Subtenant the installment of Fixed Rent paid by Subtenant, as well as the security (if any) deposited by Subtenant, at the execution of this Sublease, and (iii) this Sublease shall thereupon be deemed null and void and of no further force and effect, and neither of the parties hereto shall have any rights or claims against the other.

IN WITNESS WHEREOF, Sublandlord and Subtenant have duly executed this Sublease as of the day and year first written above.

                                                                        SUBLANDLORD:

                                                                        MIZUHO SECURITIES USA INC.

                                                                        By:      ________________________________

                                                                                    Name:

                                                                                    Title:

                                                                        SUBTENANT:

                                                                        TRANS-LUX CORPORATION

                                                                        By:      ________________________________

                                                                                    Name:

                                                                                    Title:

EXHIBIT A
Floor Plan

[See attached.]

EXHIBIT B
Overlease

[See attached.]

EXHIBIT C
Form of Letter of Credit

NO.___________       Date _____________ Irrevocable Letter of Credit #_____________

BENEFICIARY

_________________________

_________________________

_________________________

_________________________

Dear Sir(s),

            At the request and for the account of                                                                                               , a New York corporation having an office at                                                                                     ,  we  hereby establish our Irrevocable Standby Letter of Credit in your (Beneficiary’s) favor in the maximum aggregate amount of U.S. $               .

            Drawings under this Letter of Credit shall be available by your drafts at sight, accompanied by your statement, purportedly signed by one of your authorized officers, partners or agents, that you are entitled to draw the amount of the drawing pursuant to the terms of a sublease dated as of                         , 2014, executed by and between ___________________, and                                                , which shall be duly presented at our offices at                                                                                                                           [Name of Bank],                                                                                                                                 [Address of Bank in Manhattan, New York City], and shall be accompanied by the original of this Letter of Credit.

This Letter of Credit may be transferred, without charge or fee but otherwise in accordance with the provisions of Rule 6 of the International Standby Practices referred to below, to any transferee of the interest of the sublandlord under the sublease dated as of                                         , 2014, between _______________, as sublandlord, and                                                                    , as subtenant.

            This Letter of Credit shall expire at our counters at the close of business on                       , 20       ("Expiration Date"); provided that, it is a condition of this Letter of Credit that it shall be deemed to be automatically extended for a period of one year from the present or any future Expiration Date (each anniversary of the Expiration Date being deemed to be an "Expiration Date"[provide for final Expiration Date to be at least 60 days after Lease Expiration Date]), unless we shall notify you by written notice given by registered mail, return receipt requested, at least 60 days prior to any such Expiration Date that we elect not to renew this Letter of Credit for such additional period, in which case you shall have the right on or before the Expiration Date to draw on us the full amount of this Letter of Credit by your sight draft, accompanied by your signed written statement that you are drawing under Letter of Credit #       because you have received notice of non-renewal of such Letter of Credit from us, and you have the right to draw the full amount of the Letter of Credit pursuant to the terms of the sublease dated as of                              , 2014, between _____________________, as sublandlord, and                                                                                                      , as subtenant.

Partial drawings are permitted under this Letter of Credit.

All drafts drawn under this Letter of Credit must bear on their face the clause "Drawn under                                  [Insert Name of Bank] Letter of Credit #                ".

Except so far as otherwise expressly stated, this Letter of Credit is subject to the International Standby Practices (ISP 1998, Publication 590) of the International Chamber of Commerce and (to the extent not inconsistent therewith) the laws of the State of New York, including the Uniform Commercial Code.

EXHIBIT D
Sublandlord’s Work

Sublandlord shall:

•                     Replace the current existing carpeting and wall base with Mohawk 24” X 24” Carpet Tile and Johnsonite wall base throughout the Sublease Premises. Selection samples were made available to Subtenant.

•                     Restore the existing ceiling by recoating the ceiling tiles, grid and diffusers with a bright white, non-bridging and non-toxic coating in the Sublease Premises.

•                     Install new Azrock or Mannington Vinyl Composition Tile in the existing pantry area of the Sublease Premises. Selections samples were made available to Subtenant.